Exhibit 99.1

American Spectrum Realty Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--May 12, 2009--American Spectrum Realty, Inc. (“the Company”) (AMEX: AQQ), a real estate investment and management company whose headquarters are located in Houston, Texas, announced today its results for the first quarter ended March 31, 2009.

Rental revenue for the three months ended March 31, 2009 increased $627,000, or 7.6%, in comparison to the three months ended March 31, 2008. This increase was primarily attributable to $818,000 in revenue generated from one office property acquired during the second quarter of 2008. The increase was partially offset by a decrease in revenues from properties owned for the full three months ended March 31, 2009 and March 31, 2008 of $191,000. The decrease in revenues from properties owned for the full three months ended March 31, 2009 and March 31, 2008 was primarily due to a rise in rent concessions and a decrease in lease termination revenue for the quarter ended March 31, 2009 in comparison to the quarter ended March 31, 2008. The weighted average occupancy of the Company’s properties was 85% for the three months ended March 31, 2009 and March 31, 2008.

The Company’s net loss attributable to common stockholders for the three months ended March 31, 2009 was $1,861,000, or $1.33 per share, compared to a net loss attributable to common stockholders of $697,000, or $0.51 per share, for the three months ended March 31, 2008. The net loss recorded during the first quarter of 2008 included income from discontinued operations of $725,000 attributable to the Company’s sale of Columbia, a non-core property located in South Carolina.

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

Financial Tables Follow

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2009		2008
REVENUES:
Rental revenue	$	8,891	$8,264
Third party management and leasing revenue		17	13
Interest and other income		8	77
Total revenues		8,916	8,354

EXPENSES:
Property operating expense		4,108	3,528
General and administrative		870	856
Depreciation and amortization		3,712	3,238
Interest expense		3,371	3,105
Total expenses		12,061	10,727

Loss from continuing operations before deferred income tax benefit		(3,145)	(2,373)

Deferred income tax benefit		1,094	848

Loss from continuing operations		(2,051)	(1,525)

Discontinued operations:
Gain from discontinued operations		-	5
Gain on sale of discontinued operations		-	1,141
Deferred income tax expense		-	(421)
Income from discontinued operations		-	725

Net loss		(2,051)	(800)

Plus: Net loss attributable to noncontrolling interest		250	103

Net loss attributable to American Spectrum Realty, Inc.		(1,801)	(697)
Preferred stock dividend		(60)	-

Net loss attributable to American Spectrum Realty, Inc.
common stockholders	$	(1,861)	$(697)

Basic and diluted per share data:
Loss from continuing operations attributable to American
Spectrum Realty, Inc. common stockholders	$	(1.33)	$(.97)
Income from discontinued operations attributable to American
Spectrum Realty, Inc. common stockholders		-	.46
Net loss attributable to American Spectrum Realty, Inc.
common stockholders	$	(1.33)	$(0.51)

Basic weighted average shares used		1,397,665	1,379,381

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$	(1,861)	$(1,328)
Income from discontinuing operations	$	-	$631
Net loss	$	(1,861)	$(697)

CONTACT:
American Spectrum Realty, Inc., Houston
William J. Carden, Chairman, President and CEO
713-706-6200